Consent of Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Financial Statements" and to the use of our report dated February 4, 1999 with respect to the consolidated financial statements of Business Men's Assurance Company of America and our report dated February 5,
1999 with respect to the financial statements of BMA Variable Annuity Account A included in Post-Effective Amendment No. 7 to the Registration Statement (Form N-4 No. 333-32887) and the related Statement of Additional Information accompanying the Prospectus of BMA Variable Annuity Account A.

                                   /S/ ERNST & YOUNG LLP
                                  Ernst & Young LLP

Kansas City, Missouri
December 29, 1999